Exhibit 99.1

Across America Financial Services Completes Acquisition of
Apro Bio Pharmaceutical Corporation

           ·        Monday April 20, 2009, 8:00 am EDT

DENVER, CO--(MARKET WIRE)--Apr 20, 2009 -- Across America Financial Services, Inc. (AAFS) (OTC BB:AAFS.OB - News) has completed the acquisition of Apro Bio Pharmaceutical Corporation ("Apro"), a developmental stage biopharmaceutical company.

As the licensee of a number of issued and pending patents from the University of Colorado, Apro has been advancing several broad spectrum therapeutics targeting bacterial and viral diseases, biohazards, and transplant rejection. Upon shareholder approval, AAFS plans to change its name to "Omni Bio Pharmaceutical, Inc." in order to better reflect the company's new direction.

In conjunction with the acquisition, AAFS raised $1.87 million in gross proceeds (prior to fees), which was led by an institutional investor. Bathgate Capital Partners LLC of Greenwood Village, Colorado acted as the placement agent and financial advisor to Apro in regard to the transaction.

The company also announced a number of management changes. Dr. Charles A. Dinarello has been appointed as acting chief executive officer of AAFS. Dr. Dinarello is a professor of medicine at the University of Colorado School of Medicine and recipient of numerous awards for his work on cytokines. In January 2009, the Royal Swedish Academy of Sciences awarded Dr. Dinarello the coveted Crafoord Prize for his pioneering work in isolating interleukins, determining their properties and exploring their role in the onset of inflammatory diseases.

Vicki D.E. Barone, a senior managing partner of Bathgate Capital Partners LLC, has become the chairperson of the board, and Edward C. Larkin was appointed interim chief financial officer. A new board of directors will be appointed following the company's compliance with standard SEC disclosure requirements.

The company's core technology is based on discoveries at the University of Colorado involving alternative uses of substances already approved for clinical use. The laboratory of Dr. Leland Shapiro at the University of Colorado Denver has pioneered this novel drug application and development. Dr. Shapiro, who will continue as a member of the company's scientific advisory board, is a practicing clinician in the treatment of infectious diseases and general internal medicine, as well as a basic and clinical science investigator. He has won several awards for his contributions to research and clinical teaching.

"This merger establishes the early stage resources and platform that allows us to focus our efforts on commercializing the broader application of existing FDA-approved drugs," said Dr. Dinarello. "The funding allows us to continue laboratory and animal testing on our targeted therapeutics and potentially begin human clinical trials for certain applications, provided appropriate regulatory approvals are attained."

The company completed the acquisition of Apro pursuant to the terms of the Agreement of Merger and Plan of Reorganization, as amended (the "Merger Agreement") among the company, Apro and Across America Acquisition Corp. ("AAAC"), a Colorado corporation and a wholly-owned subsidiary of AAFS. Under the terms of the Merger Agreement, AAAC was merged into Apro and Apro became a wholly-owned subsidiary of AAFS and changed its name to Omni Bio Operating, Inc. The shareholders of Apro were issued a total of 18,210,295 shares of the company's common stock in exchange for their Apro shares. In addition, the company assumed all of the outstanding options and warrants to purchase shares of common stock of Apro.

Following the merger and related transactions, there are now 23,764,567 shares of the company's common stock outstanding, with 76.6% of these shares held by former shareholders of Apro.

About Omni Bio Operating (Formerly Apro Bio Pharmaceutical Corporation)

Omni Bio Operating, Inc. of Greenwood Village, Colorado, was formed to acquire, license, and develop existing novel therapies which have substantial commercialization potential. The company has secured three licensing agreements with the University of Colorado Denver which include various patent applications related to the composition of matter and method of use for treating bacterial infection such as bacterial pneumonia, tuberculosis and anthrax; an issued patent for treatment of various forms of viral infection like HIV, influenza and potentially the "bird flu"; and more recently a patent application related to the method of use and treatment of cell and graft rejection.

About Across America Financial Services

Across America Financial Services Inc. has been operating as a development-stage company, trading under the symbol "AAFS" on the OTC Bulletin Board.

Regarding Forward-Looking Statements

Statements in this document regarding future financial, scientific or operating results, future development programs, the development and commercialization of new supplier, partner or customer contracts, the commitment of suppliers and future opportunities for AAFS, and any other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including but not limited to statements containing the words "will," "believes," "plans," "anticipates," "expects," "estimates," and similar expressions) should also be considered to be forward-looking statements.

There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: variations in results of animal or human clinical trials, engineering and material costs, development costs, the availability of future financing on terms that are acceptable to AAFS, other general costs and expenses; the ability to retain key personnel; the company's ability to successfully execute its business strategies; the levels and availability of government sponsored research programs including possible funding from the Project Bio-Shield Act of 2004 and the Pandemic and All Hazards Act of 2006; lack of commercial revenues; delays in the possible development of a commercial market for products due to FDA restrictions or requirements to increase our levels of clinical testing; our reliance on a limited number of suppliers for raw materials used in products; shortages of raw materials; competitive conditions in the industry; business cycles affecting the markets in which AAFS conducts business; and economic conditions generally.

Additional risk factors may be found in the company's Form 8-K filing dated March 31, 2009 and in other documents filed by AAFS with the Securities and Exchange Commission.

Forward-looking statements are based on the beliefs, opinions, and expectations of the company's management as of the date of this press release, and AAFS does not assume any obligation to update its forward-looking statements if those beliefs, opinions, expectations, or other circumstances should change.

Contact:

     Company Contact:
     Edward C. Larkin
     Interim Chief Financial Officer
     Omni Bio Operating, Inc.
     Tel 303-867-3415